PURCHASE AGREEMENT

                            MINERA GLOBAL CHILE LTDA.

                                       AND

                          ADRIAN FRANCISCO SOTO TORINO



UNOFFICIAL TRANSLATION
----------------------


By and Between:
Adrian Soto Torino, Chilean, married, mining entrepreneur, ID N(0) 5,535.932-6 domiciled in Maraton 467, Villa El Cobre 2, Copiapo hereinafter, "the Purchaser ", and William Edward Shouldice Urquhart, Canadian, single, ID N(0) , domiciled at Helvecia 240, comuna de Las Condes, Santiago, on behalf of Minera Global Chile Ltda., hereinafter, the" Vendor", have agreed as follows:

PRIMERO: MINERA GLOBAL CHILE LIMITADA is the owner of the mining concessions called Candelaria Uno a Tres located in the Comuna de Diego de Almagro, III Region, Chile and registered at the Mining Property Registrar of Diego de Almagro and the concessions called Candelaria Uno a Ocho located in the Comuna de Diego de Almagro, III Region, Chile and registered at the Mining Property Registrar of Diego de Almagro.

SECOND: It is agreed that Minera Global Chile Ltda., sells, assigns and transfers to Mr. ADRIAN SOTO TORINO the mining concessions identified in the preceding clause. This sale is final, provided, however, that Minera Global Chile Ltda. shall be entitled, upon a 60 day notice to the Purchaser, to repurchase the property in the same terms and conditions as provided in this Agreement.

THIRD: The price of the purchase is the amount of CH$ 1.000.000 that the Purchaser pays in full to the Vendor, so that the alter expressly status that it has received payment to its full satisfaction. The parties expressly waive any rights to sue based on this Agreement.

FOURTH: The sale of the mining rights is as is, a specific piece of property, free of occupants, lessees, encumbrances, pledges, liens, mortgages, charges, interests, litigation, and any other interest whatsoever. The Purchaser is liable, as of this date, of every and all liabilities associated to the properties either if it is legal, administrative, regulatory or environmental or any other nature whatsoever. In addition, the Purchaser shall be liable as of this date of the Royalty agreed upon in the public deed dated February 4, 2004 before the Notary Public of Santiago, Mr. Ivan Torrealba Acevedo.

FIFTH: In addition to the price, the Parties agree that Minera Global Chile Limitada shall be entitled to a Net Smelter Royalty ("NSR") of 10% until US$
75.000 is paid and then it shall decrease to 2%. Therefore, Mr. Adrian Soto Torino shall pay Minera Global Chile Ltda. an NSR from the date in which the mining properties are mined, either if a) Mr. Adrian Soto Torino concentrates and processes minerals originated in the minino properties covered by this Agreement, or b) In case Mr. Adrian Soto Torino sells ore to Enami or to other mining houses that may purchase ore.
In either case, the royalty shall decrease to 2% when the US$ 75.000 limit is reached.
For purposes of compliance with this clause, the Purchaser shall send periodical mining reports to the Vendor depending upon the existence or not of activities within the mining properties. If there are such activities the report shall be monthly. Otherwise it shall be semi-annual.

SIXTH: The parties grant a special and limited power of attorney to Mr. Jose Manuel Borquez Yunge, so that he shall be entitled to make corrections and clarifications to this public deed.

SEVENTH: For all legal purposes, the parties set their domicile in Santiago and submit to the exclusive jurisdiction of its Courts.

EIGHTH: All expenses related to this deed and its registration shall be borne by the Purchaser.

NINTH: The bearer of a copy of this public deed is entitled to register it with the competent Registrar.

TENTH: The power of attorney that Mr. William Edward Shouldice Urquhart has to act on behalf of Minera Global Chile Ltda. was granted by public deed dated May 6, 2003, at the Notary Public's Office of Mr. Ivan Torrealba Acevedo.